Exhibit 99.1
Brent Smolik elected to Marathon Oil Corporation Board of Directors

HOUSTON, January 11, 2021 - Marathon Oil Corporation (NYSE:MRO) announced today that Brent Smolik has been elected to the Company’s board of directors, effective January 11, 2021.

“We are pleased to welcome Brent to Marathon’s board of directors,” said Chairman, President and CEO Lee Tillman. “The addition of Brent complements our board of directors' skills and experiences, and we believe he will provide a valuable perspective as we continue to execute our strategy of delivering competitive and improving corporate level returns, prioritizing sustainable cash flow generation, and returning capital to shareholders.”

Mr. Smolik, 59, has over 35 years of experience in the oil and natural gas industry, including senior executive leadership roles at Noble Energy Corporation, Noble Midstream Partners LP, EP Energy Corporation, El Paso Corporation, ConocoPhillips and Burlington Resources, Inc. He retired from his role as president and chief operating officer at Noble Energy, following its merger with Chevron in 2020. Mr. Smolik previously served on the boards of Noble Midstream Partners LP, Cameron International and EP Energy Corporation.

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